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                                                                                                   EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
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                                                                                                      Twelve
                                                                                                      Months
                                                                  Year Ended December 31,             Ended
                                                    1993       1994       1995      1996       1997   9/30/98
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $74,119    $68,471    $66,811    $59,711   $55,156  $49,855
  Interest on Other Long-term Debt. . . . . . . .  10,436     10,221      8,829     12,125    15,525   21,755
  Interest on Short-term Debt . . . . . . . . . .   1,305        817      1,328      2,400     5,104    3,804
  Miscellaneous Interest Charges. . . . . . . . .   4,036      4,566      4,657      4,374     4,729    4,439
  Estimated Interest Element in Lease Rentals . .   3,700      3,700      4,100      4,600     4,100    4,100
       Total Fixed Charges. . . . . . . . . . . . $93,596    $87,775    $85,725    $83,210   $84,614  $83,953

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .$(55,898)  $109,845   $110,616   $107,108  $119,379 $137,815
  Plus Federal Income Taxes . . . . . . . . . . .  34,154     49,838     58,648     60,302    69,760   80,346
  Plus State Income Taxes . . . . . . . . . . . .    -             1          7         11         6        6
  Plus Fixed Charges (as above) . . . . . . . . .  93,596     87,775     85,725     83,210    84,614   83,953
       Total Earnings . . . . . . . . . . . . . .$ 71,852   $247,459   $254,996   $250,631  $273,759 $302,120

Ratio of Earnings to Fixed Charges. . . . . . . .    0.76(a)    2.81       2.97       3.01      3.23     3.59

(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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